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                                                                    Exhibit 99.1

[TIME WARNER TELECOM LOGO]

CONTACTS:

INVESTOR RELATIONS:                                 MEDIA RELATIONS:
Carole Curtin                                       Bob Meldrum
carole.curtin@twtelecom.com                         bob.meldrum@twtelecom.com
303-566-1000                                        303-566-1354

               TIME WARNER TELECOM PRICES OFFERING OF SENIOR NOTES

         LITTLETON, Colo. -- February 10, 2004 - Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced that it has priced $440 million in aggregate principal amount of Senior Notes. The net proceeds from the offering of the Senior Notes will be used to permanently retire the existing senior secured credit facility of the Company's wholly owned subsidiary, Time Warner Telecom Holdings Inc. ("Holdings"), and for general corporate purposes.

         The offering consists of Second Priority Senior Secured Floating Rate Notes, which will be guaranteed on a senior secured basis, and Senior Notes, which will be guaranteed on a senior unsecured basis, by Time Warner Telecom Inc. and its subsidiaries. The offering is expected to close on or about February 20, 2004. Pricing information is as follows:

         o $240 million of Second Priority Senior Secured Floating Rate Notes due 2011 at LIBOR plus 400 basis points; and

         o        $200 million of Senior Notes due 2014 at 9.25%.

         The Senior Notes are being offered by Holdings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non U.S. persons under Regulation S of the Securities Act.

         The Senior Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

         This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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         This press release is being issued pursuant to and in accordance with
Rule 135c under the Securities Act.

         Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services.